Sonic Foundry Reports Second Quarter Fiscal 2012 Results

MADISON, Wis., April 26, 2012 /PRNewswire/ -- Sonic Foundry, Inc. (NASDAQ: SOFO), the trusted market leader for lecture capture, enterprise and event webcasting, today announced financial results for its fiscal 2012 second quarter ended March 31, 2012.

GAAP results include:

  Revenues of $5.9 million, up 7 percent from the fiscal second quarter of 2011
  Product and other revenue of $2.7 million, same as the second quarter of fiscal 2011
  Services revenue of $3.3 million, up 14 percent from $2.8 million in the second quarter of fiscal 2011
    Support and maintenance revenue of $1.9 million, an increase of 11 percent over the second quarter of fiscal 2011
    Event services and hosting revenue of $1.4 million, an increase of 20 percent over the second quarter of fiscal 2011
  Unearned revenue balance of $5.1 million compared to $5.3 million at March 31, 2011
  GAAP net loss of $(115) thousand or $(0.03) per basic and diluted share, compared to net loss of $(272) thousand or $(0.07) per basic and diluted share in the fiscal second quarter of 2011
  Gross margin of $4.3 million or 72 percent compared to $3.9 million or 70 percent for the fiscal second quarter of 2011
  Cash increase of $290 thousand from December 31, 2011

Non-GAAP results include:

  Billings of $5.5 million, an increase of 8 percent over the second quarter of fiscal 2011
  Product and other billings of $2.7 million, the same as the second quarter of fiscal 2011
  Services billings of $2.8 million, an increase of 17 percent over the second quarter of fiscal 2011
    Support and maintenance billings of $1.6 million, an increase of 8 percent over the second quarter of fiscal 2011
    Event services and hosting billings of $1.2 million, an increase of 30 percent over the second quarter of fiscal 2011
  Non-GAAP net loss of $(60) thousand or $(0.02) per basic share compared to non-GAAP net loss of $(237) thousand or $(0.06) per basic share in the second quarter of fiscal 2011

Non-GAAP net income primarily excludes all non-cash related expenses of stock compensation, depreciation, amortization, provision for income taxes and includes the cash impact of billings not recognized as revenue. Reconciliation between GAAP and non-GAAP results is provided at the end of this press release.

At March 31, 2012, $5.1 million of revenue was deferred, of which the company expects to realize approximately $2.2 million in the quarter ending June 30, 2012. Revenue from service contracts is recognized over the life of the contract. Services revenue includes Mediasite customer support contracts as well as training, installation, rental, event and content hosting services.

Gross margin improved from 70 percent in the second quarter of fiscal 2011 to 72 percent in the second quarter of fiscal 2012 due to operational efficiencies in recorder and services costs and a decrease in direct and outsourced event labor costs with lower markups for services which the Company does not provide, such as closed captioning. These improvements were partially offset by a greater volume of discounted upgrade units for customers whose product had reached end of hardware warranty eligibility and by an increase in high definition material cost.

International product and service billings accounted for 34 percent of overall billings, compared to 30 percent in the second quarter of fiscal 2011. During the second quarter of this fiscal year, 81 percent of billings were to preexisting customers, compared to 66 percent in second quarter fiscal 2011, with 54 percent to education customers and 33 percent to corporate.

"We're on track to improve year over year GAAP performance while at the same time developing new capabilities for Mediasite at an ever increasing pace. As a result of those focused resources in the first half of fiscal 2012, we have released new product enhancements including the Mediasite ML HD, advanced integration services and mobile playback to Android devices with much more to come in the second half of the year." said Gary Weis, chief executive officer of Sonic Foundry. "Our customers are already responding to these developments, with billings from existing customers at a much higher percentage for Q2 than in previous quarters. At the same time, our efforts at prospecting for bigger deals have been successful in growing pipeline to its highest level in company history, and we expect Q3 and Q4 to bring even greater purchasing interest among clients and prospects alike as we expand the value of Mediasite by future enhancements."

Sonic Foundry will host a corporate webcast today for analysts and investors to discuss its fiscal 2012 second quarter results at 3:30 p.m. CT / 4:30 p.m. ET. It will use its patented rich media communications system, Mediasite, to webcast the presentation for both live and on-demand viewing. To access the presentation, register at www.sonicfoundry.com/earnings. An archive of the webcast will be available for 30 days.

EXPLANATION OF NON-GAAP MEASURES

To supplement our financial results presented on a GAAP basis, we use a measure of non-GAAP net income or loss in our financial presentation, which excludes certain non-cash costs and includes certain cash billings not recognized as revenue for GAAP purposes. Our non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Management also believes that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. Our non-GAAP financial measures reflect adjustments based on the following items:

  Billings not recorded as revenue: We have included the cash effect of billings not recorded as revenue, which are deferred for GAAP purposes, in arriving at non-GAAP net income or loss. Our services are typically billed and collected in advance of providing the service which requires minimal cost to perform in the future. Billings are a better indicator of customer activity and cash flow than revenue is, in management's opinion, and is therefore used by management as a key operational indicator.
  Depreciation and amortization of intangible and other assets expenses: We have excluded the effect of depreciation and amortization of assets from our non-GAAP net income or loss. Amortization of intangible assets expense varies in amount and frequency and it is significantly affected by the timing and size of our acquisitions. Depreciation and amortization of asset costs is a non-cash expense that includes the periodic write-off of tooling, product design and other assets that contributed to revenues earned during the periods presented and will contribute to future period revenues as well.
  Non-cash provision for income taxes: We have excluded the impact of the provision for income taxes from our non-GAAP net income or loss. The provision for income taxes is associated with the difference in treatment of goodwill which is not expensed for GAAP purposes but is amortized over a fifteen year life for Federal income tax purposes. The result is a non-cash expense and liability that will never be paid.
  Stock-based compensation expenses: We maintain an employee qualified stock option plan under which we grant options to acquire common stock to eligible employees. We also maintain an employee stock purchase plan under which common stock may be issued to eligible employees at a reduced price. Stock-based compensation expenses are recorded for these plans in accordance with FASB Accounting Standards Codification subtopic 718, Compensation-Stock Compensation. Stock-based compensation expense is a non-cash expense. As a result, we have excluded the effect of stock-based compensation expenses from our non-GAAP net income or loss.

About Sonic Foundry®, Inc.

Sonic Foundry (NASDAQ: SOFO, www.sonicfoundry.com) is the trusted market leader for enterprise webcasting and lecture capture, providing video communication solutions for education, business and government. Powered by the patented Mediasite webcasting platform and Mediasite Events group, the company empowers people to transform the way they communicate online, using video webcasts to bridge time and distance, accelerate research and improve performance. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry's products, its ability to succeed in capturing significant revenues from media services and/or systems, the effect of new competitors in its market, integration of acquired business and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

Sonic Foundry, Inc. Condensed Consolidated Balance Sheets (in thousands, except for share data) (Unaudited)
	March 31, 2012	September 30, 2011
Assets
Current assets:
Cash and cash equivalents	$ 4,400	$ 5,515
Accounts receivable, net of allowances of $85 and $90	4,518	5,799
Inventories	1,166	536
Prepaid expenses and other current assets	921	740
Total current assets	11,005	12,590
Property and equipment:
Leasehold improvements	1,728	980
Computer equipment	3,971	3,586
Furniture and fixtures	766	461
Total property and equipment	6,465	5,027
Less accumulated depreciation and amortization	3,777	3,391
Net property and equipment	2,688	1,636
Other assets:
Goodwill	7,576	7,576
Other intangibles, net of amortization of $170 and $137	5	38
Total assets	$ 21,274	$ 21,840

Liabilities and stockholders' equity
Current liabilities:
Revolving line of credit	$ -	$ -
Accounts payable	1,136	1,373
Accrued liabilities	861	1,073
Accrued severance	199	528
Unearned revenue	4,779	5,547
Current portion of capital lease obligation	92	89
Current portion of notes payable	699	897
Total current liabilities	7,766	9,507

Long-term portion of unearned revenue	359	471
Long-term portion of capital lease obligation	130	177
Long-term portion of notes payable	1,099	694
Leasehold improvement liability	576	-
Deferred tax liability	1,850	1,730
Total liabilities	11,780	12,579

Stockholders' equity:
Preferred stock, $.01 par value, authorized 500,000 shares; none issued and outstanding	-	-
5% preferred stock, Series B, voting, cumulative, convertible, $.01 par value (liquidation preference at par), authorized 1,000,000 shares, none issued	-	-
Common stock, $.01 par value, authorized 10,000,000 shares; 3,865,896 and 3,845,531 shares issued and 3,853,180 and 3,832,815 shares outstanding	39	38
Additional paid-in capital	188,871	188,339
Accumulated deficit	(179,221)	(178,921)
Receivable for common stock issued	(26)	(26)
Treasury stock, at cost, 12,716 shares	(169)	(169)
Total stockholders' equity	9,494	9,261
Total liabilities and stockholders' equity	$ 21,274	$ 21,840

Sonic Foundry, Inc. Condensed Consolidated Statements of Operations (in thousands, except for share and per share data) (Unaudited)
	Three Months Ended March 31,		Six Months Ended March 31,
	2012	2011	2012	2011

Revenue:
Product	$ 2,617	$ 2,631	$ 5,216	$ 5,475
Services	3,250	2,839	6,750	5,864
Other	61	55	147	116
Total revenue	5,928	5,525	12,113	11,455
Cost of revenue:
Product	1,354	1,291	2,616	2,641
Services	290	364	706	683
Total cost of revenue	1,644	1,655	3,322	3,324
Gross margin	4,284	3,870	8,791	8,131

Operating expenses:
Selling and marketing	2,704	2,443	5,477	4,905
General and administrative	650	717	1,475	1,336
Product development	962	862	1,944	1,696
Total operating expenses	4,316	4,022	8,896	7,937
Income (loss) from operations	(32)	(152)	(105)	194

Other expense, net	(23)	(60)	(75)	(123)
Income (loss) before income taxes	(55)	(212)	(180)	71
Provision for income taxes	(60)	(60)	(120)	(120)
Net loss	$ (115)	$ (272)	$ (300)	$ (49)

Net loss per common share:
– basic	$ (0.03)	$ (0.07)	$ (0.08)	$ (0.01)
– diluted	$ (0.03)	$ (0.07)	$ (0.08)	$ (0.01)

Weighted average common shares – basic	3,852,664	3,732,996	3,846,251	3,693,444
– diluted	3,852,664	3,732,996	3,846,251	3,693,444

Non-GAAP Consolidated Statements of Operations (in thousands, except for per share data)
	Fiscal Quarter Ended March 31, 2012			Fiscal Quarter Ended March 31, 2011
	GAAP	Adj(1)	Non-GAAP	GAAP	Adj(1)	Non-GAAP

Revenues	$ 5,928	$ (407)	$ 5,521	$ 5,525	$ (402)	$ 5,123
Cost of revenue	1,644	-	1,644	1,655	-	1,655
Total operating expenses	4,316	(402)	3,914	4,022	(377)	3,658
Income (loss) from operations	(32)	(5)	(37)	(152)	(25)	(177)
Other expense	(23)	-	(23)	(60)	-	(60)
Provision for income taxes	(60)	60	-	(60)	60	-
Net income (loss)	$ (115)	$ 55	$ (60)	$ (272)	$ 35	$ (237)
Basic net income (loss) per common share	$ (0.03)	$ 0.01	$ (0.02)	$ (0.07)	$ 0.01	$ (0.06)

(1)Adjustments consist of the following:

Billings		$ (407)			$ (402)
Depreciation and amortization		219			185
Non-cash tax provision		60			60
Stock-based compensation(2)		183			192

Total non-GAAP adjustments		$ 55			$ 35

(2) Stock-based compensation is included in the following GAAP operating expenses:

Selling and marketing		$ 119			$ 131
General and administrative		11			13
Product development		53			48

Total stock-based compensation		$ 183			$ 192

CONTACT: Investors, investor@sonicfoundry.com, or Media, tammy@sonicfoundry.com